EX-99.h.1.ii

AMENDMENT NO. 6 TO

SCHEDULE A

DELAWARE VIP TRUST

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AMENDED AS OF APRIL 26, 2024

Macquarie VIP Emerging Markets Series (formerly, Delaware VIP Emerging Markets Series)	Effective as of April 19, 2001
Macquarie VIP Small Cap Value Series (formerly, Delaware VIP Small Cap Value Series)	Effective as of April 19, 2001
Macquarie VIP Fund for Income Series (formerly, Delaware VIP Fund for Income Series)	Effective as of October 4, 2019
Macquarie VIP Growth Equity Series (formerly, Delaware VIP Growth Equity Series)	Effective as of October 4, 2019
Macquarie VIP Growth and Income Series (formerly, Delaware VIP Growth and Income Series)	Effective as of October 4, 2019
Macquarie VIP Opportunity Series (formerly, Delaware VIP Opportunity Series)	Effective as of October 4, 2019
Macquarie VIP Limited Duration Bond Series (formerly, Delaware VIP Limited Duration Bond Series)	Effective as of October 4, 2019
Macquarie VIP Total Return Series (formerly, Delaware VIP Total Return Series)	Effective as of October 4, 2019
Macquarie VIP Investment Grade Series (formerly, Delaware VIP Investment Grade Series)	Effective as of October 4, 2019
AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICES COMPANY		DELAWARE VIP TRUST for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President and Global Head of Fund Services	Title:	President and Chief Executive Officer